Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in HighPeak Energy, Inc.'s combined Registration Statement on Form S-4 and on Form S-1 (No. 333-235313) and HighPeak Energy Inc.'s Current Report on Form 8-K of our report dated May 13, 2020, relating to the financial statements of HPK Energy, LP as of December 31, 2019, and the period from inception (August 28, 2019) through December 31, 2019, appearing in this Current Report on Form 8-K of HighPeak Energy, Inc.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

August 27, 2020